CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-168727 on Form N-1A of our report dated February 20, 2026, relating to the financial statements and financial highlights of First Trust WCM Focused Global Growth Fund, a series of First Trust Series Fund, appearing in Form N-CSR of First Trust Series Fund for the year ended December 31, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm”, “Financial Statements”, and “Policy Regarding Disclosure of Portfolio Holdings” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 29, 2026